Exhibit 99.1

Cephalon Concludes All Outstanding Federal and State Government Investigations into the Company’s Sales and Promotional Practices

Company Finalizes Previously Announced Agreement with U.S Attorney’s Office for Eastern District of Pennsylvania and U.S. Department of Justice

Settles State Cases with Connecticut and Massachusetts

FRAZER, Pa., September 29, 2008 — Cephalon, Inc. (Nasdaq: CEPH) announced today it has finalized a previously announced agreement in principle with the U.S. Attorney’s Office for the Eastern District of Pennsylvania, the U.S. Department of Justice and various other federal agencies.  The Company also reached separate agreements with the Attorneys General of the states of Connecticut and Massachusetts to settle related investigations into the company’s sales and promotional practices.  The initial investigations began in 2004 and involved three of the company’s nine proprietary products in the United States – ACTIQ® (oral transmucosal fentanyl citrate) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], and GABITRIL® (tiagabine hydrochloride). Cephalon fully cooperated with all governmental entities throughout these investigations.

Under the previously disclosed terms of the federal settlement, Cephalon will pay the $425 million reserved in 2007 plus an estimated $12 million in accrued interest expense, plead guilty to a single misdemeanor violation of the U. S. Food, Drug, and Cosmetic Act, and enter into a five-year Corporate Integrity Agreement (CIA) with the Office of the Inspector General of the U.S. Department of Health and Human Services.  The guilty plea is subject to approval by the U.S. District Court for the Eastern District of Pennsylvania.

“We are pleased to have these long-standing matters behind us, while preserving  our ability to participate in all federal and state health care programs, thereby maintaining  the access of patients in those programs to our medications,” stated Jerry Pappert, Executive Vice President and General Counsel, and a former Attorney General of the Commonwealth of Pennsylvania.

“We believe our existing compliance policies and procedures already address the majority of the requirements outlined in the CIA and that the strong compliance infrastructure now in place has improved the accountability of our employees and the transparency of our actions,” said Valli Baldassano, Executive Vice President and Chief Compliance Officer.  A copy of the CIA can be found at: http://oig.hhs.gov/fraud/cia/index.html .

Cephalon also settled its two outstanding state government investigations for a total of $6.85 million.  In its settlement with the Connecticut Attorney General and Commissioner of Consumer Protection, Cephalon agreed to a $6.15 million payment, which includes a contribution of $3.8 million to the Connecticut Department of Public Health to fund state cancer initiatives and $200,000 to fund an electronic prescription monitoring program.  In addition, the company agreed to a payment of $700,000 to settle an investigation with the Attorney General of the Commonwealth of Massachusetts. Four hundred fifty ($450) thousand dollars of that payment will be used to benefit consumers in Massachusetts and for comprehensive cancer initiatives.

“We are particularly satisfied that the largest share of the payments made to settle the state Attorney General investigations are for programs and initiatives consistent with our commitment to patients,” added Cephalon General Counsel Pappert.  “These contributions are aligned with our commitment to the oncology community and our emerging oncology business.”

Cephalon has posted a set of Frequently Asked Questions about these settlements on its website at http://www.cephalon.com/media/on-the-record/

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, pain, oncology and addiction.  A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. The company’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL, TRISENOX® (arsenic trioxide) injection, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL, NUVIGIL™ (armodafinil) Tablets [C-IV] and ACTIQ. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated approval by the U.S. District Court of the guilty plea; continued ability to participate in government health care programs; expectations regarding the company’s compliance programs and policies; anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Source:  Cephalon, Inc.

Contacts:
Media:	Investor Relations:
Sheryl Williams	Chip Merritt
610-738-6493 (office)	610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

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